================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                                  LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction: Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

================================================================================

                                  LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 13, 1998

                                                                   April 9, 1998

TO THE SHAREHOLDERS OF LESCO, INC.:

     The annual meeting of the shareholders of LESCO, Inc., an Ohio corporation (the "Company"), will be held at the Aurora Inn, 30 East Garfield Road, at the intersection of Routes 306 and 82 in Aurora, Ohio, on Wednesday, May 13, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To elect directors, each to hold office for a one-year term and until his successor is elected and qualified.

          2. To consider a proposal to amend and restate the 1992 Stock Incentive Plan to reflect changes made to Section 16 of the Securities and Exchange Act of 1934, as amended, and to certain provisions of the Internal Revenue Code of 1986, as amended.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 3, 1998, will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          PATRICIA W. PRIBISKO, Secretary

                                  LESCO, INC.

                                20005 LAKE ROAD
                            ROCKY RIVER, OHIO 44116

                                PROXY STATEMENT

                                                                   April 9, 1998

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of LESCO, Inc., an Ohio corporation (the "Company"), to be held at the Aurora Inn, 30 East Garfield Road, at the intersection of Routes 306 and 82 in Aurora, Ohio, on Wednesday, May 13, 1998, at 10:00 a.m., local time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy, together with the Company's Annual Report to Shareholders for the year ended December 31, 1997, are first being sent to shareholders on or about April 9, 1998.

     The solicitation of proxies is made by and on behalf of the Board of Directors of the Company (the "Board of Directors" or "Board"). The cost of the solicitation of proxies will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Shares, without par value (the "Common Shares").

     If the enclosed proxy is properly executed and returned, the Common Shares represented thereby will be voted in accordance with any directions properly specified therein. If no directions are indicated, the Common Shares will be voted to elect the directors set forth under "Election of Directors" below. Under Ohio law, broker non-votes and abstaining votes will not be voted in favor of or against any nominee. A shareholder's presence alone at the Annual Meeting will not operate to revoke that shareholder's proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by giving notice to the Company in writing or in open meeting.

     The close of business on April 3, 1998, has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that time, the Company's voting securities outstanding consisted of 8,299,543 Common Shares, each of which is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of persons entitled to vote a majority of the Common Shares outstanding will constitute a quorum for the conduct of all business to be considered at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Code of Regulations of the Company (the "Company Code") fixes the number of directors at nine but authorizes the Board of Directors to increase or decrease the number of directors by not more than two. The Company Code also authorizes the Board of Directors to fill any vacancy by the affirmative vote of a majority of the directors then in office. In 1994, the Board of Directors increased the number of directors to eleven. In 1998, the Board of Directors decreased the number of directors to nine. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

     The Board of Directors of the Company, through the Nominating Committee, has nominated the nine persons listed below for election as directors. If any nominee declines or is unable to serve (which the Board of Directors has no reason to expect), the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

     The following table sets forth information with respect to each nominee:

                                                                               DIRECTOR
                                                                             CONTINUOUSLY
              NAME                  AGE                POSITION                 SINCE
              ----                  ---                --------              ------------
William A. Foley................    50     Chairman of the Board of              1993
                                           Directors, President and Chief
                                           Executive Officer
Robert F. Burkhardt.............    61     Consultant and Director               1963
Paul H. Carleton................    50     Director                              1984
David H. Clark..................    69     Director                              1985
Drexel Bunch....................    53     Director                              1995
J. Martin Erbaugh...............    49     Director                              1995
Michael J. FitzGibbon...........    32     Director                              1996
Lee C. Howley...................    50     Director                              1996
Ronald Best.....................    62     Director                              1997

     William B. Nicol served on the Board of Directors from 1984 until his resignation on September 30, 1995. Following his resignation from the Board, Mr. Nicol became Director Emeritus and attends Board meetings but does not vote.

     Stanley M. Fisher and F. Leon Herron, Jr. are retiring from the Board and will not stand for re-election as directors at the Annual Meeting.

     During 1997, the Board of Directors of the Company met on six occasions. No director attended less than 75% of the meetings of the Board of Directors and committees of which he was a member held during 1997.

     The Company has a Finance Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Finance Committee, which consisted of Paul H. Carleton, Chairman, Ronald Best, Stanley
M. Fisher and Michael J. FitzGibbon, met three times during 1997.

     The Company has a Compensation and Governance Committee which is responsible for determining executive compensation and administering the Company's compensation plans. The Compensation and Governance Committee, which consisted of J. Martin Erbaugh, Chairman, Drexel Bunch, Stanley M. Fisher and Lee C. Howley (with a Granting Subcommittee consisting of the same directors, with the exception of Stanley M. Fisher), met three times during 1997.

     The Nominating Committee consists of William A. Foley, Chairman, Robert F. Burkhardt and David H. Clark. The Nominating Committee nominates candidates for election to the Board of Directors and will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee met one time during 1997.

     Ohio law provides that if notice in writing is given by any shareholder to the President or a Vice-President or the Secretary of the Company not less than forty-eight hours before the time fixed for holding the Annual

Meeting that states that the shareholder desires that the voting for the election of directors be cumulative, and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have cumulative voting rights in the election of directors. If cumulative voting is invoked: (i) each shareholder will be entitled to cast an aggregate number of votes in the election of directors determined by multiplying the number of persons to be elected by the number of shares the shareholder holds as of the Record Date and to distribute such votes among nominees in any fashion the shareholder sees fit; and (ii) unless express contrary instructions are given therein, a proxy in the enclosed form will include discretionary authority to cumulate votes and distribute them among persons nominated by the Board of Directors in such fashion as the proxies believe will maximize the number of such nominees elected. If cumulative voting is not invoked, each shareholder will be entitled to cast for each of nine nominees up to that number of votes that equals the number of shares held by him as of the Record Date. The nine nominees receiving the greatest number of votes will be elected. Submission of a proxy withholding authority from a nominee or a broker non-vote has the effect of failing to vote for such nominee but does not otherwise act as a vote "against" such nominee.

                 BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

     William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994, following the death of James I. FitzGibbon. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from October 1990 until February 1993. From January 1988 to October 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President -- Sales and Marketing for Anchor Hocking Corporation, a producer of glass products, from 1970 to 1984. Mr. Foley is also a director of Alltrista Corporation, a consumer and industrial products manufacturing company, and Libbey, Inc., a producer of glass products.

     Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

     Paul H. Carleton has been a director of the Company since May 1984. Since August 1996, Mr. Carleton has been Executive Managing Director of, and a principal in, Carleton, McCreary, Holmes & Co., a division of Key Capital Markets, Inc., an investment banking firm located in Cleveland, Ohio, specializing in mergers, acquisitions and public and private financings. In August 1996, Carleton, McCreary, Holmes & Co. was purchased by Key Corp. Prior to the purchase, from January 1993 to August 1996, Mr. Carleton was Managing Director of, and a principal in, Carleton, McCreary, Holmes & Co. From July 1989 through December 1992, Mr. Carleton was President of, and a principal in, The Carleton Group, an investment banking firm located in Cleveland, Ohio. Prior thereto, Mr. Carleton was a Managing Director of McDonald & Company Securities, Inc., a Cleveland investment banking firm. Mr. Carleton is a trustee of University Hospitals of Cleveland (Ohio), a major teaching hospital, and Bluecoats, Inc., an organization devoted to the welfare of families of Cuyahoga County (Ohio) safety forces employees who lost their lives in the line of duty.

     David H. Clark has been a director of the Company since December 1985. Mr. Clark was President of McLouth Steel Products Corp. from 1986 to 1988 and is now retired. From 1984 to 1985, Mr. Clark was a Vice President of LTV Steel Company, Inc., and President of its Bar Division. He had also been Executive Vice President -- Steel Group for Republic Steel Corporation prior to the merger of Republic and LTV in 1984.

     Drexel Bunch has been a director since March 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing, since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company. He is a trustee and treasurer of the Westlake (Ohio) Education Foundation and a trustee of the Nordson Corporation Foundation and the Lorain County (Ohio) Chamber of Commerce.

     J. Martin Erbaugh has been a director since March 1995. Mr. Erbaugh is an attorney who has had 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of J.M. Erbaugh Co., a private investment firm, President of Coer Inc., a real estate development firm, and President of Homepure LLC, a bottled water company. He is a director of Morgan Fun Shares, Inc., a closed-end investment company, Vice Chairman and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and director of The Professional Lawn Care Association of America. He is a trustee of the Burton D. Morgan Foundation.

     Michael J. FitzGibbon has been a director since March 1996. Mr. Fitzgibbon is President of Windward Course LLC, a management and consulting firm for nonprofit organizations, and Director of Graduate Programs for the Mandel Center for Non-Profit Organizations at Case Western Reserve University. Mr. FitzGibbon is also a Ph.D. candidate in the Social Policy History Program at Case Western Reserve University. Mr. FitzGibbon serves as a trustee of the Diabetes Association of Greater Cleveland (Ohio), the Westside YMCA and the Great Lakes Historical Society.

     Lee C. Howley has been a director since March 1996. Mr. Howley has been a principal in the construction, financing and operation of health care-related real estate and in telecommunications systems. He has served in leadership capacities for a number of civic organizations. From 1994 to 1995, Mr. Howley represented the United States at the United Nations as the Country's Public Delegate, at the request of President Clinton. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company. He was founder and a general partner of North Coast Cable, Ltd., a cable television company servicing Cleveland, Ohio, from 1981 to 1994. Mr. Howley is a director of the following publicly traded companies: Boykin Lodging Company, a hotel and restaurant management company, International Total Services, Inc., a contract service company, and Captec Net Lease Realty, Inc., a real estate investment trust company.

     Ronald Best has been a director since May 1997. Since 1995, Mr. Best has been President and Managing Partner, First Marquis International, an equity investor and workout consulting firm located in Toronto, Canada; Executive Vice President, Hall International Group Inc., a project management firm specializing in real estate development in China, located in Mississauga, Canada; and Chairman and Chief Executive Officer, Eccobox Industries, a beverage processing company located in Richmond Hill, Canada. From 1992 to 1994, Mr. Best was President and Chief Executive Officer of Totes Incorporated, a rainwear manufacturing and distribution company, located in Cincinnati, Ohio. From 1980 to 1991, Mr. Best held several executive positions with Rubbermaid, Inc., a rubber and plastics products manufacturing and distribution company, located in Wooster, Ohio, completing his career at Rubbermaid as Senior Vice President, International and Business Development. Prior to joining Rubbermaid, Mr. Best held several executive positions with G.E. Canada in its Consumer, Industrial and Power Generation Divisions, closing out his career there as Vice President Finance and Strategic Planning (C.A.M.C.O.) and a director of G.E. Credit Canada. He is a director of Milltronics, Inc., a process control company; Moneysworth & Best, a shoe care and repair company; and Battery Technology, Inc., a licensor of rechargeable consumer batteries.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other five most highly compensated officers (the "Named Executive Officers") during or with respect to the fiscal years ended December 1997, 1996 and 1995 for services in all capacities to the Company.

                                                                             LONG-TERM
                                                     ANNUAL             COMPENSATION AWARDS
                                                  COMPENSATION      ----------------------------
                                               ------------------    RESTRICTED                       ALL OTHER
                                      FISCAL    SALARY     BONUS       STOCK          OPTIONS      COMPENSATION(2)
    NAME AND PRINCIPAL POSITION        YEAR      ($)        ($)     AWARDS($)(1)   (# OF SHARES)         ($)
    ---------------------------       ------   --------   -------   ------------   -------------   ---------------
William A. Foley                       1997     300,014   117,561      39,159             --             5,556
Chairman of the Board, President       1996     300,014    84,450      90,002         18,000            10,231
and Chief Executive Officer            1995     275,000        --          --          4,000             7,924
John M. Freise(3)                      1997     190,000    75,604          --             --             7,521
Vice President, Sales                  1996     190,000    17,605      55,573         18,000             8,398
                                       1995      67,315        --          --         10,000               973
Ware H. Grove(4)                       1997     185,000    58,009      19,307             --            12,893
Vice President and Chief               1996     106,731    37,015      73,975         33,000             3,207
Financial Officer
C. Thomas Smith                        1997     143,923    40,830      13,590             --             3,235
Vice President, Operations             1996     132,954    15,096      41,876         18,000             6,628
                                       1995     127,200        --          --          4,000             5,453
Kenneth S. Sekley(5)                   1997      11,538    66,000      18,758         16,000             1,182
Vice President, Marketing
Michael A. Sotak(6)                    1997     102,900        --          --             --             2,261
Vice President, Marketing              1996     155,120     8,320       8,320         18,000             5,152
                                       1995     146,440        --          --          4,000             8,563

---------------

(1) In 1997 Mr. Sekley was granted an award of 915 Restricted Shares, which on the date of grant had a market value of $18,758. These Restricted Shares are subject to forfeiture if Company performance goals are not met for fiscal years 1996, 1997 and 1998. In 1996 Messrs. Foley, Freise, Grove and Smith were granted an award of 6,207; 2,620; 2,551 and 1,848 Restricted Shares, respectively, which on the date of grant had a market value of $90,002; $37,990; $36,990 and $26,796, respectively. These Restricted Shares are subject to forfeiture if Company performance goals are not met for fiscal years 1996, 1997 and 1998. Dividends on the Restricted Shares are payable in additional Restricted Shares also subject to forfeiture. In addition, in 1998, Messrs. Foley, Grove and Smith received 1,726; 851; and 599 Common Shares, respectively, which on the date of grant had a market value of $39,159; $19,307; and $13,590, respectively, representing a portion of their bonus payable for 1997; and, in 1997, Messrs. Freise, Grove, Smith and Sotak received 1,082; 2,276; 928 and 512 Common Shares, respectively, which on the date of grant had a market value of $17,583; $36,985; $15,080 and $8,320, respectively, representing a portion of their bonus payable for 1996. These Common Shares are not forfeitable, but restricted from transfer until February 27, 1999 (except for Mr. Foley, whose Common Shares are restricted from transfer until August 27, 1998) for those Common Shares granted as a bonus payable for 1997 and until March 10, 1998 for those Common Shares granted as a bonus payable for 1996 (except to satisfy tax withholding obligations). Dividends on these Common Shares are paid in cash.

(2) Reflects (i) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust and (ii) reimbursement for medical expenses pursuant to an insurance program, except for Kenneth S. Sekley, for whom the figure reflects a relocation allowance.

(3) Mr. Freise was first employed by the Company effective September 11, 1995, and the salary for fiscal year 1995 reflects the period September 11 through December 31. Mr. Freise left the Company December 12, 1997, and the salary for fiscal year 1997 includes salary continuation benefits pursuant to a written agreement between Mr. Freise and the Company.

(4) Mr. Grove joined the Company as an executive officer June 3, 1996, and the salary for fiscal year 1996 reflects the period June 3 through December 31.

(5) Mr. Sekley joined the Company as an executive officer December 9, 1997 and the salary for fiscal year 1997 reflects the period December 9 through December 31.

(6) Mr. Sotak left the Company January 9, 1997, and the salary for fiscal year 1997 includes salary continuation benefits pursuant to a written agreement between Mr. Sotak and the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted during the year ended December 31, 1997, to the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                             OPTION TERM(1)
---------------------------------------------------------------------------------------   -----------------------------
                                            % OF TOTAL OPTIONS    EXERCISE
                                 OPTIONS   GRANTED TO EMPLOYEES    PRICE     EXPIRATION
             NAME                GRANTED      IN FISCAL YEAR       ($/SH)       DATE       0%($)     5%($)      10%($)
             ----                -------   --------------------   --------   ----------   -------   --------   --------
William A. Foley...............       0
John M. Freise.................       0
Ware H. Grove..................       0
C. Thomas Smith................       0
Michael A. Sotak...............       0
Kenneth S. Sekley(2)...........  10,000            10.9            20.50      12/09/07         0    128,900    326,700
                                  6,000             6.5            14.50      12/09/07    36,000    113,400    232,000

---------------

(1) Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10% respectively.

(2) The options were granted on December 9, 1997. Of the total, 10,000 options vested and became fully exercisable on December 31, 1997, and 6,000 options will vest and become fully exercisable on December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

     The following table sets forth information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1997, and the stock options held as of December 31, 1997.

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(1)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
William A. Foley.........       3,371          23,406        230,589        66,000        2,427,650       690,750
John M. Freise...........           0               0         22,000         6,000          145,250        38,250
Ware H. Grove............           0               0         27,000         6,000          158,625        35,250
Kenneth S. Sekley........           0               0         10,000         6,000            3,750        38,250
C. Thomas Smith..........           0               0         18,000         6,000          108,250        38,250
Michael A. Sotak.........      25,000          83,500              0             0                0             0

---------------

(1) Market value of underlying securities at December 31, 1997, of $20.875 minus the exercise price.

COMPENSATION OF DIRECTORS

     In 1997, the Company paid all directors who are not employees a retainer of $12,000 per year, $750 per Board meeting attended, and $1000 for the chairman of a committee and $750 for each member for each committee meeting attended, and the Director Emeritus was paid a retainer of $6,000 per year and $375 per Board meeting attended. Effective January 1, 1998, the annual retainer is $16,000, the compensation for Board meeting attendance is $1,000 and the compensation for committee meeting attendance (other than on the same day as a Board meeting) is $1,250 for the chairman of a committee and $1,000 for each member. The compensation for Directors Emeritus is an annual retainer of $8,000 and $500 for Board meeting attendance.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the Common Shares. Pursuant to the Directors' Stock Option Plan, each non-employee director (other than William
B. Nicol who is a Director Emeritus and Karl E. Ware, who retired from the Board of Directors effective May 14, 1997) received, for his service in 1997, an option to purchase 1,000 Common Shares for $23 per Common Share, the fair market value of a Common Share on February 24, 1998, the date the option was granted. These options first become exercisable on December 31, 1998 and expire on February 24, 2008.

              REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

     The Compensation and Governance Committee of the Board of Directors (the "Compensation Committee") was responsible for determining compensation paid to the Company's executive officers during 1997. The Compensation Committee's members are J. Martin Erbaugh (Chairman), Drexel Bunch, Stanley M. Fisher and Lee C. Howley. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 1997 in considering compensation of the executive officers of the Company, including the Named Executive Officers.

     The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that (1) relates total compensation appropriately to corporate performance and the individual performance of each executive officer, (2) motivates the executive officers to achieve increased shareholder value, and (3) aligns the interests of the executive officers with the long-term interests of the Company's shareholders.

     The Compensation Committee also intends to provide compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives. The Compensation Committee has set base salaries at levels slightly below the levels at those companies and has set overall compensation (base salary plus short-term and long-term incentives) at levels slightly above the levels at those companies.

     The Compensation Committee has reviewed the Company's compensation plans in connection with Section 162(m) of the Internal Revenue Code, as amended. Generally, the Compensation Committee intends to design LESCO's executive compensation programs to comply with these rules. The $1 million limitation did not impact the deductibility of any compensation paid to LESCO's executive officers in 1997. The amendments to the 1992 Stock Incentive Plan which the Board adopted on December 18, 1997, and for which shareholder approval is requested, are intended to ensure that grants under that plan will be "performance-based" as defined in the regulations, and that compensation from those grants will be deductible.

     For fiscal year 1997, the Compensation Committee reviewed the performance of management in connection with the considerations discussed below.

BASE SALARY. Base salaries are set in accordance with the Compensation Committee members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. In this context, the Compensation Committee reviews management compensation reports, uses, from time to time, outside compensation consultants and considers publicly available information concerning the companies comprising the peer group identified on page 9 (the "Peer Group") and other competitors of, and other companies of similar size to, the Company that are not included in the Peer Group. Adjustments are made for individual performance, levels of experience and the level of responsibility undertaken.

MANAGEMENT INCENTIVE PLAN. The Compensation Committee established an Executive Incentive Plan (the "Incentive Plan") in fiscal 1997, comprised of short-term and long-term incentive components, to enable the Company to reward achievement of the objectives outlined in the Company's strategic plan.

Short-term Incentives. The financial criteria used to measure achievement of the objectives in the strategic plan were earnings per share growth and sales growth. In addition, each of the executive officers had individual performance measures as determined by the Chairman. Earnings growth and sales growth fell within the performance range approved by the Committee at the beginning of the 1997 plan year, and the appropriate incentive payout in cash or a combination of cash and Common Shares was made to executive officers.

Long-term Incentives. The Company has an equity-based award plan that provides for awards of share options, restricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan is designed to create long-term incentives that align the interests of the Company's shareholders and its management. The plan is available to midlevel and senior Company officers and executives who are responsible for the Company's long-term growth.

     In 1996, each Named Executive Officer was granted options to purchase 18,000 Common Shares; these options vest in 33-1/3% annual increments. In the past, the Compensation Committee has annually made a grant of options to executive officers. The 1996 grant of 18,000 options is intended to cover a three-year period. Other than a grant of 16,000 options to Kenneth S. Sekley on December 9, 1997 (the date of his employment with the Company), no additional option grants were made in 1997, and the committee does not currently anticipate additional option grants in 1998. The Compensation Committee believes that option grants should continue to provide eligible employees a proprietary and vested interest in the growth and performance of the Company, and it does not specifically consider the number of options held by an employee in making an award.

     The Incentive Plan also provides for the award of Restricted Shares to executive officers. The shares, which were awarded to executive officers in 1996 (except for Kenneth S. Sekley, who was awarded Common Shares in 1997), are subject to forfeiture if growth objectives for 1996, 1997 and 1998, as measured by cumulative compounded earnings per share, are not met.

CHIEF EXECUTIVE OFFICER COMPENSATION. The Company's compensation philosophy for its Chief Executive Officer is based on the principles of corporate and individual performance set forth above. The Company has an employment agreement with William A. Foley, its Chairman of the Board, President and Chief Executive Officer (the "Employment Agreement"), which was entered into in July 1993. During 1997, the Company entered into a Retention Agreement with Mr. Foley, as well as other executive officers, designed to assure that the Company will have the continued dedication of the executive, notwithstanding the threat of a change of control of the Company, by providing the executive with compensation and benefits arrangements upon a change of control which ensure that the compensation and benefits are competitive with those of similar corporations.

Base Salary. Mr. Foley's base salary for fiscal year 1997 was $300,000 and has been adjusted for fiscal year 1998 to $345,000, which was targeted as described in the third paragraph of this report. Mr. Foley's annual base salary may be increased in accordance with performance standards established by the Compensation Committee and approved by the Board of Directors from time to time.

Short-term Incentives. Mr. Foley received an incentive payout of $156,720 in 1998 for attainment of objectives in 1997. Mr. Foley received his targeted level of the discretionary portion of the incentive award based on the Committee's review of Mr. Foley's accomplishments during 1997 and the Company's progress with respect to certain strategic initiatives. Mr. Foley received a portion of his payout in Common Shares (1,726 Common Shares, with a market value of $39,159), which are restricted from trade for a period of six months, and a portion in cash ($117,561).

Long-term Incentives. Mr. Foley was granted options to purchase up to 300,000 Common Shares in July 1993 pursuant to the Employment Agreement. These options vest at the rate of 20% per year over a five-year period beginning on June 30, 1994. The per share exercise prices of $9.33 per share for the first 60,000 Common Shares and $10.00 per share for the remaining 240,000 Common Shares were set below the then-current market price of $15.167 (adjusted for a 3-for-2 stock split) in lieu of additional cash compensation and to provide Mr. Foley an enhanced proprietary and vested interest in the future growth and performance of the Company. During 1996, Mr. Foley was granted options to purchase 18,000 Common Shares under the Company's equity-based award plan; these options vest in 33-1/3% annual increments. As stated above, this grant is intended to cover a three-year period in lieu of annual grants. Mr. Foley was awarded 6,207 restricted performance shares in 1996, which are subject to forfeiture if growth objectives for 1996, 1997 and 1998 are not met.

     In 1996, the Compensation Committee formalized a performance appraisal process for the Chief Executive Officer. The Committee continued this process in 1997 and plans to continue this process in 1998 and to make appropriate recommendations to the Board with respect to Chief Executive Officer compensation.

                                          The Compensation Committee
                                                 J. Martin Erbaugh, Chairman
                                                 Drexel Bunch
                                                 Stanley M. Fisher
                                                 Lee C. Howley

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1992 in each of (i) the Company's Common Shares, (ii) the NASDAQ Industrial Index, and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its peer group solely for this purpose.

               Measurement Period                                                           PEER
             (Fiscal Year Covered)                     LESCO             NASDAQ            GROUP
1992                                                           100               100               100
1993                                                        141.92            107.15            121.27
1994                                                        114.60            103.73            108.85
1995                                                        136.37            133.07            122.20
1996                                                        151.71            153.07            126.25
1997                                                        193.34            168.43            166.43

     The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index which portrays the Company's line of business. The Company competes with national suppliers that market strictly fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers which offer a more diverse line of turf care products than do the national suppliers. LESCO believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.

     Therefore, for purposes of preparing the above graph, LESCO has selected a peer group of publicly held companies as follows:

        - Toro Company -- Manufactures lawn maintenance equipment.

        - General Host -- Operates a chain of specialty retail stores devoted to the sale of lawn and garden products, craft and Christmas merchandise.

        - Ringer Corp. -- Develops and sells environmentally compatible lawn, garden and turf products.

        - The Scotts Company -- Manufactures and markets consumer do-it-yourself lawn care and professional golf course turf care products. (Scotts commenced trading on NASDAQ in 1992 and is included in the peer group index only after December 31, 1992.)

     The above list represents publicly held companies that manufacture or market turf care-related products. The Company intends to add to this peer group list as additional publicly held companies are identified.

              PROPOSED AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN

PROPOSED AMENDMENT TO THE PLAN

     The Board of Directors has adopted and proposed for shareholder approval the amendment and restatement of the 1992 Stock Incentive Plan (the "Amended 1992 Plan") to reflect the changes that have been made to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to certain provisions of the Internal Revenue Code (the "Code").

DESCRIPTION OF THE PLAN

Purpose. The purpose of the Amended 1992 Plan is to encourage selected employees of the Company and its subsidiaries and directors to acquire a proprietary and vested interest in the growth and performance of the Company, and thus generate an increased incentive to contribute to the Company's future success and prosperity. The Board of Directors believes that this will enhance the value of the Company for the benefit of shareholders and enhance its ability to attract and retain individuals of exceptional talent.

     The Amended 1992 Plan permits the granting of (1) options to purchase Common Shares ("Options") which are either Non-Statutory Stock Options not intended to qualify for special tax treatment under the Code ("Non-Statutory Stock Options") or Options which are intended to qualify as Incentive Stock Options under the Code ("Incentive Stock Options"); (2) rights to receive a payment in cash or in Common Shares, or in any combination thereof, equal to the excess of the fair market value of a stated number of Common Shares at the exercise date over a fixed price for those Common Shares ("SARs"), either in conjunction with Options or separately; (3) awards ("Restricted Stock Awards") of Common Shares that are subject to restrictions on transfer ("Restricted Stock"); (4) grants of unrestricted Common Shares ("Stock Awards"); and (5) awards of units that increase or decrease based on the value of Common Shares and that increase by the amount of dividends that are paid with respect to Common Shares ("Performance Units"). All employees of the Company and its subsidiaries and all members of the Board of Directors are eligible to be participants in the Amended 1992 Plan.

Administration. The Amended 1992 Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of not less than two Board members, who are "Non-Employee Directors" (within the meaning of the rules promulgated under Section 16(b) of the Exchange Act) and "Outside Directors" (within the meaning of Section 162(m) of the Code). The Committee will have full authority to select the individuals to whom awards will be granted, to determine the type and amount of award(s) to be granted to each participant, to determine the terms and conditions of awards granted, to establish rules and regulations for the administration of the Amended 1992 Plan, and to determine the terms and conditions of agreements which will be entered into with participants conforming to the provisions of the Amended 1992 Plan. Option agreements will set forth the number of Common Shares that are subject to the option, the type of option granted, the option price per Common Share to be paid upon exercise (the "Option Price"), the manner in which the option is to be exercised, the option period, and such other terms as may be approved by the Committee.

Shares Subject to the Amended 1992 Plan. The total shares available under the Amended 1992 Plan for the grant of Options is limited to 1,000,000 shares. The number of Common Shares which remain available for grant pursuant to the Amended 1992 Plan and Common Shares subject to outstanding awards will be appropriately and proportionately adjusted to reflect changes in the Company's capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, and recapitalizations. The total number of shares subject to any awards granted to a participant during any five-year period cannot exceed 500,000.

Options. For Options granted to employees under the Amended 1992 Plan, the Option Price will be 100% of the fair market value of Common Shares on the date of grant. The Option Price under an Incentive Stock Option will be determined by the Committee at the time of grant and will be not less than 110% of the fair market value of the Common Shares at the date of grant in the case of a participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. Payment of the Option Price upon exercise of an option may be made in cash, Common Shares, or a combination, as set forth in the option agreement. The purchase price per share under outstanding Options will also be appropriately adjusted to reflect capitalization changes or other changes in corporate structure affecting the Common Shares.

     The term of each Option will be fixed by the Committee, except that Incentive Stock Options will not be exercisable after ten years from the grant date, or five years in the case of a participant who at the date of grant owns shares possessing more than 10% of the voting power of the Company. The grant and terms of Incentive Stock Options will be limited to the extent required by the Code. The Committee will determine the time or times at which, and the conditions under which, each Option may be exercised. The Committee may provide that Options may be exercisable only in installments and the Committee may waive such installment exercise provisions.

     If the Option Price of any Option granted to a participant under the Amended 1992 Plan is paid in whole or in part by surrendering Common Shares already owned by the optionee, there will automatically be granted, on the date when the original Option is exercised, a "reload" or "replacement" Option ("Reload Option") for the number of Common Shares surrendered. The term of a Reload Option is equal to the remaining term of the original Option and it is exercisable six months following the grant date. The Company, however, will only grant a Reload Option if the fair market value of the Common Shares on the date of exercise is equal to or greater than 120% of the Option Price of the Option exercised.

     All outstanding Options will become exercisable with respect to 100% of the subject shares upon the occurrence of a Change in Control. Options granted under the Amended 1992 Plan are not assignable or transferrable other than by inheritance.

Stock Appreciation Rights. SARs may be granted pursuant to the Amended 1992 Plan separately or in tandem ("Tandem SARs") with other awards. SARs related to Options may be granted when the Option is granted and, with respect to Non-Statutory Options, also may be granted at any time before exercise or expiration of the Option. Tandem SARs will terminate upon the termination or exercise of the related Option subject to such provisions as the Committee may specify at grant if an SAR is granted with respect to less than the full number of shares covered by the related Option. Upon exercise of an SAR, the holder will receive payment from the Company in an amount equal to the excess of the then fair market value of the Common Shares covered by the SAR over the Option or grant price of the SAR. The Committee may impose such conditions or restrictions on the exercise of any SAR as it deems appropriate from time to time. SARs granted under the Amended 1992 Plan are not assignable or transferrable other than by inheritance.

     Tandem SARs will be exercisable only at such time or times and to the extent that the Options to which they relate are exercisable, and SARs granted separately will be exercisable as the Committee may determine.

     The Committee may also grant "Limited" SARs that become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at grant. Such Limited SARs shall be settled solely in cash. The Committee may also provide that, in the event of a Change in Control, the amount to be paid upon the exercise of an SAR or Limited SAR shall be based on the Change in Control price, subject to such terms and conditions as the Committee may specify at grant.

Restricted Stock Awards. Restricted Stock Awards may be granted pursuant to the Amended 1992 Plan either separately or in conjunction with other awards. Common Shares covered by Restricted Stock Awards may not be sold, pledged, assigned, or otherwise transferred or encumbered by the recipient, except by will or by the laws of descent and distribution, until termination of the restrictions applicable to the award, which will be established by the Committee and need not be the same for each award. However, during the restriction period, recipients will have full voting rights and will be entitled to dividends relating to such Common Shares payable, at the discretion of the Committee, in cash or additional Common Shares.

     Stock dividends issued with respect to restricted stock shall be treated as additional shares of restricted stock that are subject to the same restrictions and other terms and conditions that apply to the restricted stock with respect to which such dividends are issued. If an employee ceases to be employed before the end of the restriction period, all Common Shares subject to restriction will be forfeited to the Company, except that in the event of retirement, permanent disability, death, or in cases of special circumstances, the Committee is permitted to waive or accelerate all or part of any remaining restrictions.

Stock Awards. Awards of Common Shares may be granted under the Amended 1992 Plan either separately or in conjunction with other awards. The Committee will have complete authority as to the employees to whom Stock Awards will be granted, the number of Common Shares to be awarded, and all terms and conditions of each award.

Performance Units. Performance Units may be granted under the Amended 1992 Plan either separately or in conjunction with other awards. The Committee has complete authority to select the employees to whom Performance Units shall be awarded, and all the terms and conditions of each award.

     Each Performance Unit will be deemed to be equivalent to one Common Share. The value of each Performance Unit at the time of its grant is zero. The value of each Performance Unit shall, at the end of each fiscal year of the Company, be increased or decreased (but in no event below zero) by an amount equal to the increase or decrease in the fair market value of one Common Share of the Company, plus amounts equal to dividends payable in cash or property paid from time to time on each issued and outstanding share of Common Stock.

ACCOUNTING TREATMENT

     Under present accounting rules for Non-Statutory Options and Incentive Stock Options, to the extent the fair market value of the shares subject to such Options is equal to the Option Price at the date of grant of the Option, no charge to earnings for compensation expense is necessary. Further, if the fair market value of the shares subject to those Options increases subsequent to the date of grant, the appreciation is not recorded as a charge to earnings.

     SARs and Performance Units are treated differently from Options under present accounting rules. During the period an SAR or Performance Unit is outstanding and is expected to be exercised, there will be a charge to earnings for compensation expense in an amount by which the fair market value of the shares covered by the grant exceeds the fair market value of those shares on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the general federal income tax consequences of transactions under the Amended 1992 Plan based on federal income tax laws in effect as of the date of this description. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

Incentive Stock Options. No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (a) upon the sale of such shares, a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the optionee and (b) no deduction will be allowed to the optionee's employer for federal income tax purposes.

     If shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, generally (i) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares and (ii) the optionee's employer will be entitled to deduct any such amount realized if the optionee's employer satisfies applicable federal withholding and reporting requirements. Any further gain (or loss) realized (i.e., the difference between the amount realized and the fair market value of the shares on the date of exercise, in the case of a gain, or the option price, in the case of a loss) by the participant will be taxed as short-term, mid-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for the employer.

     For the purposes of computing an optionee's alternative minimum tax, the excess of the fair market value of the shares on the date of exercise over the option price is an item of tax preference (unless there is a disposition of the shares acquired upon exercise of an Incentive Stock Option in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.

     With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time; the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to above) of the optionee in shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date of grant of such Incentive Stock Option or one year after the date of transfer of such shares to the optionee, the surrender will result in the realization of ordinary income by the optionee at that time in the amount of the excess, if any, of the fair market value on the date of exercise of the shares surrendered over the option price of such shares. If any of the shares received are transferred within the two-year or one-year holding period by the optionee, the optionee will be treated as having first disposed of the shares with a zero basis.

Non-Statutory Stock Options. With respect to Non-Statutory Stock Options with an exercise price equal to the fair market value of the shares on the date of grant, generally, (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option price paid for the shares, and the optionee's employer is entitled to a tax deduction in the amount of ordinary income realized (provided that applicable withholding and reporting requirements are satisfied), and (c) upon disposition of the shares received upon the exercise of the option, the optionee receives either a short-term, mid-term or long-term capital gain (or loss), depending upon the length of time that the optionee has held the shares, in an amount equal to the difference between the amount realized and the fair market value of the shares on the date of exercise, and no corresponding deduction is available to the employer.

     With respect to the exercise of a Non-Statutory Stock Option and the payment of the option price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at the time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

Stock Appreciation Rights. No income will be realized by an optionee in connection with the grant of an SAR. When the SAR is exercised, the optionee will generally be required to recognize as ordinary income in the year of exercise an amount equal to the sum of the amount of cash and the fair market value of any shares received. The optionee's employer will be entitled to a deduction at the time in an amount equal to the amount included in such optionee's ordinary income by reason of the exercise. If the optionee receives shares upon the exercise of an SAR, the post-exercise appreciation (or depreciation) will be treated as a capital gain or loss in the same manner as discussed above under "Non-Statutory Stock Options."

Restricted Stock Awards. A recipient of a Restricted Stock Award generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Restricted Stock at the time such shares are transferable or not subject to a substantial risk of forfeiture over the consideration, if any, paid for the stock. However, within thirty days of the date of grant, a recipient may elect under Section 83(b) of the Code to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of Restricted Stock on such date (determined without regard to any restrictions other than restrictions which will never lapse) over the consideration paid for such Restricted Stock. With respect to the sale of shares after they have become transferable or no longer subject to a substantial risk of forfeiture, unless the recipient makes an election under Section 83(b), the holding period to determine whether the recipient has long-term, mid-term or short-term capital gain or loss generally begins when the shares are transferable or no longer subject to a substantial risk of forfeiture, and the tax basis for such shares generally will be equal to the fair market value of the shares on such date (determined without regard to the restrictions). If the recipient makes an election under Section 83(b) of the Code, the holding period will begin on the date the shares are received and the tax basis will be equal to the fair market value of the shares on such date. The recipient's employer generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, provided applicable withholding and reporting requirements are satisfied.

Capital Gains. Under current law, long-term capital gains of individuals are subject to a maximum rate of 20% (or 10% for individuals in the 15% ordinary income tax bracket). Mid-term capital gains of individuals are subject to the same tax rates as those applicable to ordinary income, subject to a maximum rate of 28%. Short-term capital gains of individuals are subject to the same tax rates as those applicable to ordinary income. Capital losses must be offset against any capital gains, and only the lesser of the excess of such capital losses over such capital gains or $3,000 ($1,500 in the case of a married individual filing a separate return) is deductible against other income.

     Long-term capital gain or loss treatment is applicable if the holding period is more than eighteen months. Mid-term capital gain or loss treatment is applicable if the holding period is more than one year but not more than eighteen months. Short-term capital gain or loss treatment is applicable if the holding period is one year or less.

Dividends and Dividend Equivalents. Dividends paid on Restricted Stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the participant's employer. If, however, the participant makes a timely Section 83(b) election, the dividends will be taxable as dividends rather than as compensation income to the participant and will not be deductible by the participant's employer.

SECTION 162(m)  DEDUCTION LIMIT

     The Plan is being submitted to and approved by the Company's shareholders pursuant to the requirements of Section 162(m) of the Code. Section 162(m) limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to a "covered employee" of a public company ("Deduction Limit"). Under Section 162(m), the term "covered employee" includes the chief executive officer and the four other most highly compensated executive officers of the employer. The Deduction Limit applies to compensation which does not qualify for any of the limited number of exceptions provided for in Section 162(m).

     Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the compensation and performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

     Stock options and stock appreciation rights with an exercise or base price equal to the fair market value of the employer's stock on the date of grant generally are treated as "performance-based compensation" which is exempt from the Deduction Limit of Section 162(m), since the amount earned, if any, results solely from an increase in the employer's stock price. While the requirements of pre-established performance goals and compensation committee certification of performance results do not apply to such stock options and stock appreciation rights, the awards must be made by a board committee comprised solely of "outside directors." Further, to qualify for the exemption, the material terms of the plan must be disclosed to and approved by shareholders and the plan must specify the maximum number of shares that may be awarded to any employee under the plan within a specified period.

     It is the Company's present intent to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. As a consequence, the Amended 1992 Plan is submitted to the Company's shareholders for approval in accordance with the requirements for the "performance-based compensation" exception to the Deduction Limit. If such approval is obtained, compensation attributable to Stock Options and SARs awarded under the Amended 1992 Plan with an exercise or base price equal to the fair market value of the Common Shares on the date of grant will not be subject to the Deduction Limit.

     Approval of the Amended 1992 Plan requires the affirmative vote of the holders of a majority of the Common Shares represented at the meeting. If approved by the shareholders, the Amended 1992 Plan will continue in effect until terminated by the Board of Directors.

     The Board of Directors recommends a vote FOR this proposal.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of March 30, 1998 (unless otherwise indicated) by each of the directors (including nominees to be elected as Directors), each of the Named Executive Officers, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding Common Shares.

                                                          SHARES BENEFICIALLY OWNED (1)
                                                          ------------------------------
                       BENEFICIAL                            NUMBER            PERCENT
                       ----------                         -------------      -----------
Ronald Best.............................................            0                *
Drexel Bunch............................................          500                *
Robert F. Burkhardt(2)(3)(4)............................      540,189              6.5
Paul H. Carleton........................................          300                *
David H. Clark..........................................       10,750                *
J. Martin Erbaugh(5)....................................       24,184                *
Stanley M. Fisher(6)....................................       20,350                *
Michael J. FitzGibbon(7)................................       21,087                *
William A. Foley(2)(3)(8)...............................      266,801              3.1
John M. Freise(2)(3)....................................       27,986                *
Ware H. Grove(2)(3).....................................       33,978                *
F. Leon Herron, Jr.(9)..................................        2,700                *
Lee C. Howley(10).......................................       12,500                *
William B. Nicol........................................          600                *
Kenneth S. Sekley(3)....................................       10,915                *
C. Thomas Smith(3)......................................       20,399                *
Michael A. Sotak........................................          512                *
Karl E. Ware(11)........................................       14,700                *
All directors, nominees and executive officers
  as a group (18 persons)...............................    1,008,451             12.2
Naomi C. FitzGibbon(12).................................      831,807             10.0
  1285 Gulfshore Blvd., North 6-D
  Naples, Florida 34102
Kalmar Investments Inc.(13).............................      424,525              5.1
  3701 Kennett Pike
  Greenville, Delaware 19807

---------------

* Less than one percent

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

 (2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 152,659 shares; Mr. Foley, 2,268 shares; Mr. Freise, 1,284 shares; and Mr. Grove, 557 shares. Persons who beneficially own shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust have sole voting power with respect to such shares.

 (3) The following hold exercisable options to purchase the shares as indicated:
     Mr. Burkhardt, 58,900 shares; Mr. Foley, 213,621 shares; Mr. Freise, 22,000 shares; Mr. Grove, 27,000 shares; Mr. Sekley, 10,000 shares; and Mr. Smith, 17,505 shares.

 (4) Includes 68,885 shares owned by Mr. Burkhardt's wife; 13,700 shares owned by the Robert and Virginia Burkhardt Charitable Foundation; 118,100 shares owned by the Burkhardt Family Limited Partnership

     (Mr. Burkhardt disclaims beneficial ownership with respect to 113,376 of these shares); and 6,140 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

 (5) Includes 1,800 shares owned by Mr. Erbaugh's wife and 4,684 shares owned by his minor children.

 (6) Includes 19,750 shares in a Rollover Individual Retirement Account, 400 shares held by Stanley M. Fisher, Trustee, and 200 shares owned by Mr. Fisher's wife on the date of their marriage, August 29, 1997.

 (7) Excludes 102,195 shares owned by Lakeshore Partners, of which Mr. FitzGibbon has a 32% limited partnership interest and Naomi C. FitzGibbon, Mr. FitzGibbon's mother, is the sole shareholder of J & N Corporation, the General Partner.

 (8) Includes 1,840 shares owned by Mr. Foley's minor children.

 (9) Includes 200 shares owned by Mr. Herron's wife.

(10) All shares owned by the Howley Family Partnership.

(11) Includes 8,700 shares owned jointly by Mr. Ware and his wife, and 6,000 shares owned by his daughter.

(12) Includes 102,195 shares owned by Lakeshore Partners, of which Mrs. FitzGibbon is the sole shareholder of J & N Corporation, the General Partner (Mrs. FitzGibbon disclaims beneficial ownership with respect to 98,107 of these shares); 139,961 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust, of which Mrs. FitzGibbon is sole trustee; 9,680 shares held by the FitzGibbon Family Foundation (of which Mrs. FitzGibbon disclaims beneficial ownership), of which Mrs. FitzGibbon is sole trustee; and 13,050 shares owned by the James I. FitzGibbon Trust, of which Stanley M. Fisher is Trustee.

(13) Based on information set forth on a Schedule 13G dated January 20, 1998.

              SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company with respect to the 1997 fiscal year, pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, it appears that one report for Mr. Fisher covering one transaction of 200 shares owned by his wife at the time of their marriage was inadvertently filed late.

                              CERTAIN TRANSACTIONS

     Arter & Hadden, a law firm with which Stanley M. Fisher is Of Counsel, performed legal services for the Company during 1997. Mr. Fisher was a director of the Company during 1997.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 1997, and the Company has selected Ernst & Young LLP to so serve for the year ending December 31, 1998. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be afforded an opportunity to make a statement at the meeting, if he so desires, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered for inclusion in the Proxy Statement for next year's annual meeting of shareholders must be received by the Company at 20005 Lake Road, Rocky River, Ohio 44116, on or before December 8, 1998.

                                 OTHER MATTERS

     The management of the Company does not know of any matters which may properly be presented at the meeting other than as specifically set forth in the Notice of Annual Meeting. If any other matter comes before the meeting or any adjournment thereof, the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment with respect to such matter.

                                  LESCO, INC.

                                  Patricia W. Pribisko, Secretary
                                  DATED: April 9, 1998

                             (RECYCLED PAPER LOGO)

                                  DETACH CARD
--------------------------------------------------------------------------------

LESCO, INC.                            PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                       DIRECTORS FOR ANNUAL MEETING MAY 13, 1998

    The undersigned appoints William A. Foley, Ware H. Grove and Patricia W. Pribisko as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the Shares of LESCO, Inc. held of record by the undersigned on April 3, 1998, at the Annual Meeting of shareholders to be held on May 13, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS.

      FOR all nominees listed below                     WITHHOLD AUTHORITY
[ ]   (except as marked to the contrary below)    [ ]   to vote for all nominees listed below

    William A. Foley, Robert F. Burkhardt, Paul H. Carleton, David H. Clark, Drexel Bunch, J. Martin Erbaugh, Michael J. FitzGibbon, Lee C. Howley and Ronald
                                      Best

 (Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to amend and restate the 1992 Stock Incentive Plan.  [ ] FOR    [
   ] AGAINST    [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above and FOR items 2 and 3 above. If voting for directors is cumulative, the Proxies may cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.



                                                  Dated _______________, 1998


                                                  ----------------------------
                                                            Signature

                                                  ----------------------------
                                                    Signature if held jointly

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE.